Exhibit 99.1

For:	Crocs, Inc.

Company Contact:	Russell Hammer/Chief Financial Officer
Tia Mattson/Public Relations Manager
(303) 848-7000

Investor Contact:	Integrated Corporate Relations, Inc.
Chad Jacobs/Brendon Frey
(203) 682-8200

CROCS, INC. REVISES SECOND QUARTER AND FULL YEAR 2008 SALES AND EARNINGS PER SHARE GUIDANCE

NIWOT, COLORADO July 24, 2008 – Crocs, Inc. (NASDAQ: CROX) today announced that, based upon preliminary performance results through June 30, 2008, it expects its second quarter 2008 revenue to be in the approximate range of $218 million to $223 million and expects diluted earnings per share in the range of $0.03 to $0.07, including a portion of the previously announced pre-tax charge associated with the shutdown of the Company’s Canadian manufacturing operations equaling approximately $1.4 million, or $0.01 per diluted share. These revised estimates compare to its previous guidance of revenues of approximately $247 million to $258 million and expected diluted earnings per share between $0.42 and $0.47, which included the charge associated with the shutdown of the Canadian manufacturing operations.  Despite lower revenue expectations for the second quarter, the Company still anticipates inventories as of June 30, 2008 to decrease approximately 10% to 15% from $266 million in the first quarter, and receivable days sales outstanding to improve approximately 20%-25% as compared to March 31, 2008.

Ron Snyder, President and Chief Executive Officer of Crocs, Inc. commented “The domestic marketplace proved to be more challenging during the second quarter than we had originally anticipated. While we did experience solid sell-through with many of our major accounts, retailers across the board were extremely cautious with their level of reorders, choosing to operate with leaner inventories versus a year ago. Our international markets continued to perform better than the U.S, with Asia up roughly 65% and Europe up approximately 13%, however this was below our initial projections. Although we made important progress reducing costs in our manufacturing and distribution platform, primarily shutting down our Canadian facility and lowering our headcount, it was not enough to offset the lower than projected sales volumes. At the same time, we continue with our global brand building initiatives and while the increase in marketing, retail and advertising spend negatively impacted our near-term profitability we believe this is a key component to our long-term success.”

Crocs also revised its outlook for the fiscal year ending December 31, 2008. For fiscal 2008, revenues are now expected be down modestly compared to 2007 levels with diluted earnings per share of approximately break-even, including the total pre-tax charge of approximately $20 million, or $0.16 per diluted share associated with the shutdown of the Company’s Canadian manufacturing operations. For the third quarter ending September 30, 2008, the Company expects revenues to be in the range of $195 million to $205 million and diluted earnings per share of approximately $0.01 to $0.05.

Mr. Snyder concluded, “We are obviously disappointed with the economic situation in the U.S. and parts of Europe, however, we remain confident about the long-term prospects of this business. We are currently in the process of sizing our business to be profitable on lower projected sales volumes and these cost actions will continue through the end of the year. Operationally, we are implementing several strategic programs aimed at enhancing our supply chain, further reducing costs and improving working capital. We believe that many of our markets are underpenetrated and should provide meaningful growth opportunities for our products well into the future. While in the U.S. we are focused on expanding consumer awareness, shelf space and distribution for our new collections of footwear. Our entire organization is committed to executing our business plan and returning greater value to our shareholders.”

Crocs will host a conference call to discuss its revised outlook tomorrow, July 25, 2008 at 8:30 am ET. A live broadcast will be available by clicking the ‘Investor Relations’ link under the Company section at www.crocs.com and at www.earnings.com. An audio replay of the webcast will be archived on the Crocs website for two weeks. Please logon to either website at least fifteen minutes prior to the webcast in order to download the necessary software.

Crocs expects to report actual fiscal 2008 second quarter results on or about August 7, 2008.

About Crocs, Inc:

Crocs, Inc. is a rapidly growing designer, manufacturer and retailer of footwear for men, women and children under the Crocs™ brand.

All Crocs™ brand shoes feature Crocs’ proprietary closed-cell resin, Croslite™, which represents a substantial innovation in footwear. The Croslite™ material enables us to produce soft, comfortable, lightweight, superior-gripping, non-marking and odor-resistant shoes. These unique elements make Crocs™ footwear ideal for casual wear, as well as for professional and recreational uses such as boating, hiking, hospitality and gardening. The versatile use of the material has enabled us to successfully market our products to a broad range of consumers.

In 2006, the company acquired Jibbitz LLC, a unique accessory brand with colorful snap-on products specifically suited for Crocs shoes. Today, more than 1,600 Jibbitz designs are available to consumers for personalizing and customizing their Crocs™ footwear.

Please visit www.crocs.com for additional information.

Forward Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements related to our preliminary results, future prospects, inventory and strategic advances and our expectations regarding our growth, international expansion, bookings, worldwide popularity and product development.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: our limited operating history; our significant recent expansion; changing fashion trends; our reliance on market acceptance of the small number of products we sell; our ability to develop and sell new products; our limited manufacturing capacity and distribution channels; our reliance on third party manufacturing and logistics providers for the production and distribution of our products; our reliance on a single-source supply for certain raw materials; our management and information systems infrastructure; our ability to obtain and protect intellectual property rights; the effect of competition in our industry; the effects of seasonality on our sales; our ability to attract, assimilate and retain management talent; and other factors described in our annual report on Form 10-K under the heading “Risk Factors,” and our subsequent filings with the Securities and Exchange Commission.  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.  The final results for the second quarter of 2008 may differ from the preliminary results discussed above.  We do not undertake any obligation to update publicly any forward looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.